Exhibit 99.1

News Release
For immediate release

Christy McElroy
904 598 7616
ChristyMcElroy@regencycenters.com

Eric Davidson
904 598 7829
EricDavidson@regencycenters.com

Regency Centers Announces Appointment of Gary E. Anderson to Board of Directors

July 31, 2024

JACKSONVILLE, Fla. (July 31, 2024 GLOBE NEWSWIRE) – Regency Centers Corporation (“Regency”) announced today that its Board of Directors (the “Board”) has appointed Gary E. Anderson as its newest member, effective as of August 1, 2024. Mr. Anderson recently retired from Prologis, Inc. (“Prologis”), a real estate investment trust that is a global leader in real estate logistics facility development and operation. With the addition of Mr. Anderson as an independent director, Regency will expand the size of its Board to twelve directors.

“Gary brings a wealth of knowledge, expertise and experience in the development, ownership and operation of commercial real estate and capital markets globally that will further strengthen and diversify the perspectives and collective wisdom of our Board. We’re excited to welcome him,” said Hap Stein, Executive Chairman of Regency’s Board.

Mr. Anderson served as Chief Operating Officer of Prologis from March 2019 to December 31, 2023 and retired from Prologis as a senior advisor to the company in June 2024. Prior to his role as Chief Operating Officer, Mr. Anderson was the Chief Executive Officer, Europe and Asia, from June 2011 until March 2019. Additionally, Mr. Anderson held various positions from August 1994 to June 2011, including head of the global fund business from March 2009 to June 2011 and President of European operations from November 2006 to March 2009. Mr. Anderson holds a Master of Business Administration in finance and real estate from the Anderson Graduate School of Management at the University of California at Los Angeles and a Bachelor of Arts in marketing from Washington State University.

About Regency Centers Corporation (Nasdaq: REG)

Regency Centers is a preeminent national owner, operator, and developer of shopping centers located in suburban trade areas with compelling demographics. Our portfolio includes thriving properties merchandised with highly productive grocers, restaurants, service providers, and best-in-class retailers that connect to their neighborhoods, communities, and customers. Operating as a fully integrated real estate company, Regency Centers is a qualified real estate investment trust (REIT) that is self-administered, self-managed, and an S&P 500 Index member. For more information, please visit RegencyCenters.com.